Exhibit 3

Names and Addresses of the Underwriters

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

BNP Paribas

10 Harewood Avenue

London NW1 6AA

United Kingdom

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom